EXHIBIT 2.1

                            SHARE EXCHANGE AGREEMENT


                                  by and among


                            NETFABRIC HOLDINGS, INC.
                                   as Acquiror


                               UCA SERVICES, INC.
                             as the acquired Company


                                       and


                           ALL OF THE SHAREHOLDERS OF
                               UCA SERVICES, INC.
                                Identified herein


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                            SHARE EXCHANGE AGREEMENT


     SHARE EXCHANGE AGREEMENT (this "Agreement"), made as of the 20th day of May, 2005, by and among NETFABRIC HOLDINGS, INC., a Delaware corporation ("Netfabric"), UCA SERVICES, INC., a New Jersey corporation ("Services"), and all of the shareholders of Services who are each identified in Exhibit A hereto (hereinafter referred to as the "Shareholders").

                                    RECITALS:

     WHEREAS, The Shareholders own all of the issued and outstanding shares of capital stock of Services (the "Services Stock") as set forth on Exhibit A hereto; and

     WHEREAS, Netfabric wishes to acquire Services Stock, making Services a wholly-owned subsidiary of Netfabric, and the Shareholders desire to exchange (the "Exchange") all of their shares of the Services' capital stock for shares of common stock, par value $.001, of Netfabric ("Netfabric Common Stock"), as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   EXCHANGE OF SHARES

     1.1 Exchange of Shares. Netfabric and the Shareholders hereby agree that the Shareholders shall exchange their Services Stock for an aggregate of 24,096,154 shares of Netfabric Common Stock (the "Netfabric Shares"), in the manner set forth in Exhibit A hereto, subject to the conditions set forth herein. The Netfabric Shares represent 35% of the issued and outstanding shares of Netfabric Common Stock giving effect to all outstanding options and warrants to purchase such stock as of the date hereof.

     1.2 Delivery of Shares. The closing of the transactions provided for herein (the "Closing") shall take place at the offices of Thelen Reid & Priest LLP located at 875 Third Avenue, New York, New York, simultaneously with the execution and delivery of this Agreement or such other place, at a date and time as may be mutually agreed upon by the parties hereto (the "Closing Date"). On the Closing Date, the Shareholders shall deliver to Netfabric the certificates representing the Services Stock, duly endorsed (or with executed stock powers) so as to make Netfabric the sole owner thereof. Simultaneously, Netfabric shall deliver certificates representing the Netfabric Shares to the Shareholders.

2.   REPRESENTATIONS AND WARRANTIES OF SERVICES AND THE SHAREHOLDERS

     Services and the Shareholders as a group hereby, jointly and severally, represent and warrant that, the statements contained in this Section 2 are correct and complete as of the Closing Date, except as set forth in the disclosure schedule attached hereto as Exhibit B hereto (the "Services Disclosure Schedule"). As among the shareholders, the liability imposed upon them as a group shall be their several responsibility based on ownership of


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Services stock. The Services Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section
2.

     2.1 Organization and Good Standing. Services is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Services is duly qualified to do business and is in good standing in each jurisdiction where the conduct of the business or the ownership of Services' property requires such qualification.

     2.2 Authority to Execute and Perform Agreements. Services has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and legally binding obligation of Services, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     2.3 Financial Statements, Books and Records. There has been previously delivered to Netfabric the (i) unaudited balance sheets of Services as of December 31, 2003 and 2004 and the related statements of operations and cash flows for the years ended December 31, 2004 and 2003, and (ii) reviewed balance sheet as of May 31, 2005 and the related statements of operations and cash flows for the three months ended May 31, 2005 (collectively, the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of Services as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied, except for the omission of any footnotes and the failure to include normal period end adjustments. Services will deliver audited financial statements for the years ended December 31, 2004 and 2003, within 74 days of the Closing. A thorough examination of the underlying books of Services having been made, no variation between the unaudited and audited statements which is less than a 10% variance shall constitute a basis for a direct or indirect claim based upon the warranty and representation of financial statements.

     2.4 No Material Adverse Changes. Since the date of the latest Financial Statements, there has not been:

          (i) any material adverse change in the assets, operations, condition (financial or otherwise) or prospective business of Services;

          (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Services, whether or not covered by insurance;


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          (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Services' capital stock;

          (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Services of any properties or assets; or

          (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

     2.5 Taxes. Services will file within 30 days all appropriate federal, state and local tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and will have paid all taxes shown to be due by said returns or on any assessments received by it or will have made adequate provision for the payment thereof.

     2.6 Compliance with Laws. Services has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws, which, if not complied with, would materially and adversely affect the business of Services.

     2.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

          (i) violate any provision of the certificate of incorporation or by-laws of Services;

          (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Services is a party or by or to which it or any of its assets or properties may be bound or subject;

          (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Services, or upon the properties or business of Services; or

          (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of Services.

     2.8 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Services. There are no actions, suits or claims or legal, administrative or arbitral proceedings or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against Services or any of its properties or assets.


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     2.9 Brokers or Finders. Except for the sum of $60,000 to be paid to Nazem &
Co., no brokers or finders fee will be payable by Services in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Services or the Shareholders.

     2.10 Liabilities. Services does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined as "Liabilities"), which are not fully, fairly and adequately reflected in the Financial Statements or in the Services Disclosure Schedule.

     2.11 Operations of Services. Except as set forth in the Disclosure Schedule, since the date of the latest Financial Statements, Services has not and will not have:

          (i) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

          (ii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

          (iii) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

          (iv) disposed of any assets of Services, except in the ordinary course of business;

          (v) increased, terminated, amended or otherwise modified any plan for the benefit of employees of Services;

          (vi) issued any securities or rights to acquire such securities, including convertible securities; and

          (vii) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

     2.12 Capitalization. The authorized capital stock of Services consists of 5,000,000 shares of Common Stock of which 3,000,000 shares are presently issued and outstanding. There are no options or warrants outstanding.

     2.13 Real and Personal Property.

          (a) Real Property. Neither Services nor any Subsidiary owns or has any interest in any real property.


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          (b) Real Property Leases. Schedule 2.13 sets forth a true, correct and complete list of all leases, subleases or other agreements relating to any real property to which Services is a party, whether as lessor, lessee or otherwise. All agreements listed on such Schedule are valid and subsisting and in full force and effect, and all rent and other payments now due have been paid. Services enjoys and is in peaceful and undisturbed possession under each lease or sublease so listed in which it is a lessee or sublessee. Services has not received any notice of, and there does not exist, any event of default or event, occurrence or act which, with the giving of notice or the lapse of time or both, would become a default under any such lease or sublease and, Services has not violated any of the terms or conditions under any such lease or sublease in any material respect.

          (c) Personal Property. Services has good, valid, marketable, legal and beneficial title to all of its respective assets, free and clear of all liens. There are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person or entity to acquire any interest in all, or any part of, the assets of Services.

     2.14 Insurance and Bonds. Schedule 2.14 sets forth a list of all insurance policies and bonds, held by Services, including those covering its properties, buildings, equipment, fixtures, employees and operations. Each such policy identified on Schedule 2.14 is currently in full force and effect. All insurance premiums due according to the applicable payment schedules reflected in such policies have been timely paid.

     2.15 Bank Accounts. Schedule 2.15 sets forth a list of: (i) the name and branch address for each bank or other financial institution in which Services has an account or safe deposit box; (ii) the names of all persons authorized to draw thereon or to have access thereto; and (iii) the names of all persons other than the officers of the Company are authorized to incur liabilities on behalf of the Company or any subsidiary for borrowed funds.

     2.16 Employee Benefit Plans. Schedule 2.16 identifies each employee handbook and manual, retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement, "golden parachutes", severance agreements or plans, or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by Services or any subsidiary for the benefit of employees of Services or any subsidiary (the "Employee Benefit Plans"), whether oral or written. The Employee Benefit Plans are the only benefit plans existing in respect of employees. Services is not a party to or bound by any pension plan/defined benefit pension plan. True, correct and complete copies of all written Employee Benefit Plans have been provided to Netfabric. All required employer and employee contributions relating to the employees under the Employee Benefit Plans have been made, the respective fund or funds established under the Employee Benefit Plans are funded in accordance with applicable laws and the rules of the Employee Benefit Plans and no past service funding liabilities relating to the employees exist thereunder.

     2.17 Collective Agreements. Services is not a party to any agreement with any labor union or employee association nor made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreements and Services is not aware of any current attempts to organize


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or establish any labor union or employee association in the business or any part thereof nor is there any certification of any such union with regard to a bargaining unit which is not covered by a collective agreement.

     2.18 Certain Employees and Salaries.

          (a) Schedule 2.18 contains a complete and accurate list of the names of all individuals who are full-time, part-time employees or individuals engaged on contract to provide personnel or sales or other agents or representatives of Services specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee. Schedule 2.18(a) identifies those employees who are currently laid-off, on maternity leave, who are on short term or long term disability or who have been absent continually from work for a period in excess of one month, as well as the reason for their absence and there are no complaints, grievances, claims, work orders, investigations or charges outstanding, or anticipated, nor are there any orders or convictions currently registered or outstanding by any governmental authority against or in respect of Services under or in respect of any employment legislation. Services is in compliance with all employment legislation and, without limiting the generality of the foregoing, all levies, assessments and penalties made against Services pursuant to employment legislation have been paid.

     2.19 Intellectual Property.

          (a) Schedule 2.19 sets out all of the patents, patent applications, registered copyrights, registered trade-marks, trade-mark applications and industrial design registrations and applications (including particulars and status of registration or application for registration), domain names and all licenses, registered user agreements and other contracts of Services related thereto ("Intellectual Property"). The Intellectual Property comprises all trade or brand names, business names, domain names, trademarks, service marks, copyrights, patents, industrial designs, trade secrets, confidential information, know-how, computer software, inventions, designs and other industrial or intellectual property which Services owns or has acquired rights in, by way of agreement or otherwise. Services has legal and beneficial title to all logic, diagrams, flowcharts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, source code listings, functional specifications, programme specifications and other existing and available materials and documents (collectively, the "Source Code") necessary to enable a reasonably skilled programmer to maintain, amend and enhance the software listed in Section 2.19 without reference to any other person or documentation, both in human-readable or machine-readable form. Services has within its possession and control in human-readable or machine-readable form.

          (b) Services is the legal and beneficial owner of the Intellectual Property and has good and valid title to all such Intellectual Property, free and clear of all liens and the Intellectual Property listed in Schedule 2.19 which is identified in a separate list as "Third Party Rights" and "Affiliate Owned Intellectual Property", and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs Services' ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Services has protected its rights in the Intellectual Property in a manner consistent with industry practice, has used such Intellectual Property in such manner as to preserve its rights therein including the use of proper


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notices indicating ownership of and/or rights to use the Intellectual Property, to the extent reasonably necessary for the protection of the Intellectual Property, and the prevention of any disclosure to the public of any confidential information which would impair the rights of Services therein.

          (c) Services has the exclusive right to use all of the Third Party Rights. Except as set out in Schedule 2.19. Services has not granted any license or other rights to any third party in respect of all or any portion of the Intellectual Property. There are no restrictions on the ability of Services or any successor to or assignee from Services to use and exploit all rights in the Intellectual Property (other than Intellectual Property, Third Party Rights and Affiliate Owned Intellectual Property).

          (d) The conduct of the business and the use of the Intellectual Property does not infringe upon or breach the intellectual property rights, domestic or foreign, of any other person. Services has not received any notice, complaint, threat or claim alleging that the business or the Intellectual Property infringes upon or breaches any intellectual property rights of any other person, or the trade secrets, know-how or confidential or proprietary information or rights of any other person.

          (e) All licenses granted to Services in respect of the Intellectual Property are in full force and effect and unamended, Services has duly observed and performed all of its covenants and obligations under each of such licenses to the date hereof and, to the knowledge of Services there has not been any default under or breach of any such licenses by the other parties thereto.

          (f) All Intellectual Property has, as applicable, been written, created or authored only by individuals who were either full-time employees of Services employed for the purposes of developing the applicable Intellectual Property or contractors who have irrevocably and unconditionally assigned all their intellectual property rights in the Intellectual Property to Services and waived any moral rights with respect thereto.

     2.20 Questionable Payments. Neither Services nor any executive, employee, shareholder, agent, or representative thereof has made, directly or indirectly, any (a) bribes, kickbacks or illegal payments, (b) payments that were falsely recorded on the books and records of Services, (c) payments to governmental officials for improper purposes, or (d) any other payments which violate any law or regulation, including without limitation the Foreign Corrupt Practices Act, the Homeland Security Act or others.

     2.21 Full Disclosure. No representation or warranty by Services in this Agreement will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Services.

3.   REPRESENTATIONS OF THE SHAREHOLDERS

     3.1 Shareholder Information. The Shareholders individually, and not collectively, represent and warrant as respect to themselves and their shares of Services stock as follows:


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          (a) The Shareholder is able to bear the economic risk of an investment in the Netfabric Shares for an indefinite period of time, can afford the loss of the entire investment in the Netfabric Shares, and will, after making an investment in the Netfabric Shares, have sufficient means of providing for the Shareholder's current needs and possible future contingencies. Additionally, the Shareholder's overall commitment to investments that are not readily marketable is not disproportionate to the Shareholder's net worth and the share exchange described in this Agreement will not cause such overall commitment to become excessive.

          (b) The Netfabric Shares will not be sold by the Shareholder without registration under applicable securities acts or a proper exemption from such registration.

          (c) The Netfabric Shares are being acquired for the Shareholder's own account and risk, for investment purposes, and not on behalf of any other person or with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Exchange Act. The Shareholder is aware that there are substantial restrictions on the transferability of the Netfabric Shares.

          (d) The Shareholder has had access to any and all information concerning Netfabric that the Shareholder and the Shareholder's financial, tax and legal advisors required or considered necessary to make a proper evaluation of this investment. Specifically, the Shareholder has had access to Netfabric's Form 10-KSB for the year ending December 31, 2004 and the Forms 8-K dated December 15, 2004 and 8-KA dated February 22, 2005 (the "Securities Filings"). In making the decisions relating hereto, the Shareholder and his or her advisers have relied solely upon their own independent investigations, the Securities Filings and this Agreement. The Shareholder fully understands that there are no guarantees, assurances or promises in connection with any investment hereunder and understands that the particular tax consequences arising from an investment in Netfabric will depend upon the individual circumstances of the Shareholder. The Shareholder further understands that no opinion is being given as to any securities or tax matters involving the transactions contemplated by this Agreement.

          (e) The Shareholder understands and agrees that stop transfer instructions relating to the Netfabric Shares will be placed in Netfabric's stock transfer ledger, and that the certificates representing the shares constituting the Netfabric Shares shall bear legends in substantially the following form:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF


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           WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER.

          (f) The Shareholder knows that the Netfabric Shares are offered and sold pursuant to exemptions from registration under the Securities Exchange Act, and state securities law based, in part, on these warranties and representations, which are the very essence of this Agreement, and constitute a material part of the bargained-for consideration without which this Agreement would not have been executed.

          (g) The Shareholder has the capacity to protect the Shareholder's own interest in connection with this transaction.

          (h) The Netfabric Shares offered hereby were not offered to the Shareholder by way of general solicitation or general advertising and at no time was the Shareholder presented with or solicited by means of any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement.

          (i) The Shareholder is experienced in evaluating and investing in companies such as Netfabric, and has such knowledge and experience in evaluating the merits and risks of its investment, and has the ability to bear the economic risk of the loss of its entire investment.

     3.2 Authority to Execute and Perform Agreements. The Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by the Shareholder of this Agreement, in accordance with its respective terms and conditions will not:

          (i) require the approval or consent of any governmental or regulatory body; or

          (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Services or the Shareholder, or any instrument, contract or other agreement to which Services or the Shareholder is a party or by or to which it is bound or subject.

     3.3 Ownership of Shares. The Shareholder is the owner of record of his Services Stock, all of which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.


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4.   REPRESENTATIONS, WARRANTIES AND COVENANT OF NETFABRIC

     Netfabric hereby represents and warrants that, the statements contained in this Section 4 are correct and complete as of the Closing Date, except as set forth in the Netfabric Disclosure Schedule attached as Exhibit C hereto. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization and Good Standing. Netfabric is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. As of the Closing Date, the authorized capital stock of Netfabric will consist of 110,000,000 shares, of which, 100,000,000 shares are designated as Common Stock, of which 44,750,000 shares are issued and outstanding immediately prior to the Closing on a fully diluted basis and of which 10,000,000 shares are designated as preferred stock of which no such shares are issued and outstanding. Netfabric is duly licensed or qualified and in good standing as a foreign entity in such states where the character of the properties owned by Netfabric or the nature of the business transacted by it make such license or qualification necessary.

     4.2 The Netfabric Shares. The Netfabric Shares to be issued to the Shareholders have been or will have been duly authorized for issuance by all requisite corporate and stockholder action required under the General Corporation Law of the State of Delaware and no other corporate or shareholder action is required to authorize the Netfabric Shares for issuance and, when so issued in accordance with the terms of this Agreement, the Netfabric Shares will be validly issued, fully paid and non-assessable.

     4.3 Authority to Execute and Perform Agreements. Netfabric has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and legally binding obligation of Netfabric enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.4 Financial Statements: Books and Records. There has been previously delivered to Services, the audited financial statements of December 31, 2004 (audited) and the related audited statements of operations and cash flows for the period then ended (collectively, the "Netfabric Financial Statements"). The Netfabric Financial Statements are true and accurate and fairly represent the financial position of Netfabric as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied.

     4.5 No Material Adverse Changes. Since the date of the Netfabric Financial Statements, and except as otherwise disclosed in the Disclosure Schedule or in Netfabric's reports or filings made under the Securities Exchange Act of 1934, there has not been:


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          (i) any material adverse change in the assets, operations, condition
     (financial or otherwise) or prospective business of Netfabric;

          (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Netfabric, whether or not covered by insurance;

          (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Netfabric's capital stock; or

          (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Netfabric of any properties or assets.

     4.6 Taxes. Netfabric has prepared and filed all appropriate federal, state and local tax returns for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

     4.7 Compliance with Laws. Netfabric has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to their businesses, including federal and state securities laws, which, if not complied with, would materially and adversely affect the business of Netfabric or the trading market for the shares of Netfabric's Common Stock.

     4.8 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

          (i) violate any provision of the certificate of incorporation or by-laws of Netfabric;

          (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Netfabric is a party or by or to which it or any of its assets or properties may be bound or subject;

          (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Netfabric or upon the properties or business of Netfabric; or

          (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of Netfabric.

     4.9 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Netfabric. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the


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defense thereof or liabilities in respect thereof are covered by insurance)
pending or threatened-against or involving Netfabric or any of its properties or assets.

     4.10 Brokers or Finders. No broker's or finder's fee will be payable by Netfabric in connection with the transactions contemplated by this Agreement.

     4.11 Liabilities. Netfabric does not have any direct or indirect liabilities, which were not fully, fairly and adequately reflected in the Netfabric Financial Statements.

     4.12 Delivery of Periodic Reports: Compliance with 1934 Act. Netfabric has filed all required periodic reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934. All reports filed pursuant to such Act are complete and correct in all material respects. All material contracts relative to Netfabric are included in the periodic reports.

     4.13 Financing Covenant. Within 60 days hereof Netfabric covenants that it will obtain equity financing in the amount of not less than five million ($5,000,000) dollars that will be available over a reasonable period of time and that can be used in the operation of the business of both Netfabric and Services. It also covenants that within such period it will obtain sufficient funds to operate its business from sources that will not require any financial obligation of services. No funds of Services shall be used for the business of Netfabric until the equity financing transaction has closed unconditionally and until such transaction is closed unconditionally Services corporate structure shall remain intact as a subsidiary of Netfabric.

     4.14 Full Disclosure. No representation or warranty by Netfabric in this Agreement contains or will contain any untrue statement of a material fact or omit or will omit to state any fact necessary to make any statement herein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Netfabric.

5.   REGISTRATION RIGHTS

     5.1 If, at any time after the date hereof, Netfabric proposes to register any of its equity securities under the Securities Act on a registration statement (other than a registration statement on Form S-8 or Form S-4 or any successor form thereto (as such terms are defined by the Commission or any form that does not permit the inclusion of shares by its security holders) for purposes of an offering for sale by or on behalf of Netfabric of such equity securities for its own account (a "Primary Offering"), or upon the request or for the account of any Shareholder holding such equity securities other than a Shareholder who is an investor listed on Schedule 2.2 of the Netfabric Disclosure Statement (a "Secondary Offering"), or for purposes of a combined Primary Offering and Secondary Offering (a "Combined Offering"), then each such time Netfabric shall, at least 10 business days prior to the time when any such registration statement is filed with the Commission, give prompt written notice to the Shareholders of its intention to do so. Such notice shall specify the number and class of equity securities so proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such securities and any proposed managing underwriter or underwriters of such securities. Upon the written direction of any Shareholder or Shareholders, given within 5 business days following the receipt by such Shareholders of any such written notice (which direction shall specify the number of Registrable Securities intended to be disposed of by such

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Shareholder), Netfabric shall include in such registration statement any or all of the registrable securities then held by such Shareholder requesting such registration (such Shareholder, together with any other security holder of Netfabric including shares in such registration statement being referred to hereafter as a "Selling Shareholder") to the extent necessary to permit the sale of such registrable securities as such Shareholder has so directed Netfabric to be so registered. Schedule 2.2 shall consist of entities that own common stock obtained by reason of financing provided to Netfabric and who do not own 10% or more of the Netfabric stock. It may also be supplemented to include any entity or entities that supply financing to meet the covenant contained in Section 4.13 hereof.

     5.2 If, in connection with a proposed Primary Offering or a proposed Combined Offering, any managing underwriter shall advise Netfabric (and Netfabric shall promptly notify the Selling Shareholders) that, in its opinion, the inclusion in the registration statement of some or all of the securities sought to be registered by such Selling Shareholders and other Selling Shareholders would materially and adversely affect the successful marketing of the securities to be registered, then Netfabric will include in such registration statement such number of securities as Netfabric and all other Selling Shareholders are so advised can be sold in such offering without such an effect (the "Maximum Number"), as follows and in the following order of priority: (A) first, such number of securities sought to be registered by Netfabric for its own account as Netfabric, in its reasonable judgment and acting in good faith, shall have determined; and (B) second, if and to the extent that the number of securities to be registered under clause (A) is less than the Maximum Number, registrable securities, pro rata by the Shareholders in proportion to the number of registrable securities sought to be registered by each Shareholder relative to the number sought to be registered by all holders of stock sought to be registered pro rata among all shareholders seeking to sell shares. However, if such registration statement is filed at the request of a shareholder who has obtained a contractual registrant right by reason of an investment in Netfabric, such registration shall then have a priority and Netfabric and other shareholders shall share the balance pro rata.

     5.3 Nothing herein shall prevent Netfabric from, at any time, abandoning or delaying any registration initiated by it.

6.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF NETFABRIC

     Notwithstanding any right of Services and the Shareholders fully to investigate the affairs of Netfabric, the former shall have the right to rely fully upon the representations, warranties, covenants and agreements of Netfabric contained in this Agreement or in any document delivered by Netfabric or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof for twenty four (24) months following the Closing Date.

7.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SERVICES AND THE SHAREHOLDERS

     Notwithstanding any right of Netfabric fully to investigate the affairs of Services, Netfabric has the right to rely fully upon the representations, warranties, covenants and agreements of Services and the Shareholders contained in this Agreement or in any document delivered to Netfabric by the latter or any of their representatives in connection with the transactions contemplated by this Agreement, except as provided in Section 2.3 hereof with respect to the variance between the audited and unaudited statements of Services. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof for twenty four (24) months following the Closing Date.

8.   INDEMNIFICATION

     8.1 Obligation of Netfabric to Indemnify. Netfabric hereby agrees to indemnify, defend and hold harmless the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Netfabric contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

     8.2 Obligation of Services and the Shareholders to Indemnify. Services and the Shareholders as a group, jointly and severally, agree to indemnify, defend and hold harmless Netfabric from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement. As among the Shareholders, the indemnification for which they are responsible as a group, shall result only in several liability, based on their stock ownership.

     8.3 No indemnitor shall be subject to any liability whatsoever in respect of events of indemnity, until the aggregate amount of all indemnifiable losses for which the Stockholders -as a group or Netfabric, as the case may be, is liable shall exceed $50,000, and then such liability shall apply only to losses in excess of $50,000.

9.   FURTHER CONSIDERATION

     As further consideration for Netfabric entering into this Agreement, each Shareholder acknowledges that the agreements and covenants contained in this
Article 9 are essential to protect the business of Netfabric and that this transaction would not occur but for such agreements and covenants. The Shareholders each hereby agree as follows:

     9.1 Confidentiality. Each Shareholder shall, at all times, hold all Confidential Information of Services and Netfabric in strict confidence and shall not use, copy, sell, assign, license, market, transfer or otherwise dispose of, give or disclose the Confidential Information to any third parties, other than those employees of Netfabric or their affiliates who need to know such Confidential Information for purposes of performing their respective obligations, without first obtaining written authorization of the Board of Directors of Netfabric. "Confidential Information" for purposes of this Agreement means any information which Services and Netfabric possess or to which Services or Netfabric have rights which have commercial value including, by way of example and without limitation, (A) any proprietary information, technical data, trade secrets, know-how, source codes, processes, formulas, improvements, discoveries, developments, designs, drawings, engineering and hardware configuration and (B) information regarding plans for research, development, services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, and suppliers and customers. Notwithstanding the foregoing, information will not be deemed to be Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by a breach of this agreement; (ii) it has been rightfully received by Shareholder from a third-party without any breach of any confidentiality; (iii) it has been independently developed for Shareholder by personnel or agents having no access to the Confidential Information; or (iv) it was known to Shareholder prior to receipt from Services or Netfabric. Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now known or became known to the public. Netfabric undertakes to obtain confidentiality agreements from its employees and shareholders of Netfabric and Services in order to protect the Confidential Information of Netfabric and Services.

     9.2 NonCompetition and Nonsolicitation. Each Shareholder agrees that for so long as he is employed by or is a Shareholder holding ten percent (10%) or more of the issued and outstanding stock of Netfabric and for a one-year period thereafter, he shall not, directly or indirectly, within any State within the United States or territory outside the United States in which Netfabric is engaged in business: (A) engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with Services' or Netfabric's business activities as such - activities exist on the date hereof; or, (8) take any action which constitutes an interference with or a disruption of any of Services' or Netfabric's or its parent, subsidiary or affiliated corporations, business activities including, without limitation, the solicitations of Netfabric's customers, employees, consultants, agents or other persons affiliated with Services or Netfabric. Notwithstanding the above, the foregoing provisions in this Section 9.2 shall not apply to activities that Faisal Syed is presently engaged in, which might otherwise be deemed competitive.

10.  THE CLOSING

     At the Closing, the parties hereto shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

11.  MISCELLANEOUS

     11.1 Expenses. Each party hereto agrees to pay its own costs, fees and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

     11.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

     11.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

          (i) at the time of disclosure was public knowledge;

          (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party or other party subject to similar confidentiality restrictions); or

          (iii) the receiving party had within its possession at the time of disclosure.

     11.4 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

     11.5 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by Netfabric and Services and a majority in interest of the Shareholders of Services or the duly authorized representatives of the respective parties.

     11.6 Assignment. This Agreement is not assignable except by operation of law.

     11.7 Notices. Until otherwise specified in writing, the mailing addresses of the parties of this Agreement shall be as follows:

           If to Netfabric, to:                  Netfabric Holdings, Inc.
                                                 67 Federal Road
                                                 Building A, Suite 300
                                                 Brookfield, CT  06804
                                                 Attn: Jeff Robinson, Chairman
                                                 and CEO

           With a copy to (which shall not       Thelen Reid & Priest LLP
           constitute notice):                   875 Third Avenue
                                                 New York, New York  10022
                                                 Attn: Robert S. Matlin

           If to Services and the Shareholders   UCA Services, Inc.
           to:                                   Three Stewart Court
                                                 Denville, New Jersey  07834

           With a copy to (which shall not       Bernard Bressler, Esq.
           constitute notice):                   Bressler, Amery & Ross, P.C.
                                                 325 Columbia Turnpike
                                                 Florham Park, New Jersey  07932

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor, on the third business day following mailing.

     11.8 Governing Law: Venue. This Agreement, and all matters arising from or related to it, shall be governed by, and shall be construed and enforced in accordance with, the laws of the State" of New York, without regard to the principles of conflicts of laws of such state and thereby precluding any choice of law rules which may direct the applicable laws of any other jurisdiction. All judicial proceedings brought against any of the parties hereto with respect to this Agreement or any of the transactions contemplated hereby, may be brought in any state or federal court of competent jurisdiction located in the State of New York. Each of the parties hereto, by the execution and delivery of this Agreement, hereby waive the jurisdiction of any other courts that may correspond to it by reason of its present or future domicile or otherwise and accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement subject, however, to rights of appeal.

     11.9 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form, substance and timing thereof by the other party.

     11.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

     11.12 Counterparts: Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

                            [SIGNATURE PAGES FOLLOW]

                                 SIGNATURE PAGES


     IN WITNESS WHEREOF, Netfabric has executed this Share Exchange Agreement as of the date first written above. Netfabric Holdings, Inc.


                                       By: /s/ Jeff Robinson
                                           ------------------
                                       Name:   Jeff Robinson
                                       Title:  Chairman and Chief
                                               Executive Officer


                                       UCA Services, Inc.


                                       By: /s/ Faisal Syed
                                       -------------------
                                       Name:   Faisal Syed
                                       Title:  President


                                       /s/ Faisal Syed
                                       ---------------

                                       Address:   12 Knasbrook Ct.
                                                  Mendham, NJ  074945
                                       SS No.     ###-##-####


                                       /s/ Mohd Asif
                                       -------------

                                       Address:   53-Burnet Hill Road
                                                  Livingston, NJ  07039
                                       SS No.     ###-##-####


                                       /s/ Fahad Syed
                                       --------------

                                       Address:   110 Winding Hill Drive
                                                  Hackettstown, NJ  07840
                                       SS No.     ###-##-####


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